EXHIBIT 21.1

Subsidiaries of Oxbridge Re Holdings Limited

Oxbridge Re Holdings Limited owns 100% of the equity interests in:

•	Oxbridge Reinsurance Limited, which was incorporated on April 23, 2013 under the laws of the Cayman Islands.

•	Oxbridge Re NS, which was incorporated on December 22, 2017 under the laws of the Cayman Islands.

•	OAC Equity Holdings LLC, which was incorporated on May 18, 2021 under the laws of the Cayman Islands.

•	Oxbridge VT Ltd., which was incorporated on January 27, 2022 under the laws of the Cayman Islands.